CONSULTING AGREEMENT


            This Consulting Agreement is entered into as of August 23, 1996, between Electronic Fab Technology Corp., a Colorado corporation (the "Company"), and Gerald J. Reid (the "Consultant").

            The parties agree as follows:

    A. Engagement. The Company hereby agrees to engage Consultant and the Consultant hereby accepts such engagement on the terms and conditions set forth in this Agreement.

    A.                Duties.

                 (a) Consultant shall provide technical assistance and personal services to the Company from time to time as requested by the Chief Executive Officer of the Company. The Consultant shall be available for up to 40 hours a week to provide such services, but shall provide only such services as are requested by the Chief Executive Officer of the Company and are reasonably acceptable to the Consultant.

                 (b) Consultant agrees not to provide any services for or on behalf of the Company except those explicitly described above or those specifically requested by the Chief Executive Officer of the Company. Consultant will not represent to any third parties that he has any other ability to act for or on behalf of the Company.

                 (c) Consultant shall provide all office space and equipment as necessary to fulfill his duties under this Agreement. Consultant shall perform his obligations under this Agreement as an independent contractor, not as an employee. Consultant shall be responsible for all tax withholding and estimated tax or other tax payments attributable to this Agreement.

    A. Term. The initial term of this Agreement shall begin on the date of this Agreement and shall terminate one year from the date of this Agreement. The Consultant may extend the term of this Agreement for up to three additional consecutive one-year periods by giving written notice of extension to the Company at least 15 days before the end of the previous one-year period. Notwithstanding the foregoing, this Agreement shall be terminated as of the date set forth below upon the occurrence of any of the following events:

    1. immediately if the Consultant dies (except as specified in Section 4(d));

    1. six months after such time as the closing sale price of the Company's common stock on the NASDAQ trading system shall be $8 per share or higher for at least 20 of any 30 consecutive trading days;

    1.                     30 days after the aggregate number of
    shares of the Company's common stock sold by Consultant or his wife after the date of this Agreement shall equal or exceed 500,000; or

    1.                     such time as any person or group (as
    defined in Section 13(d) under the Securities Exchange Act of 1934), excluding the Consultant and his spouse, shall acquire beneficial ownership of shares with a majority of the voting power of the Company's outstanding stock entitled to vote generally in elections of directors. For these purposes, the term "group" shall be defined, and beneficial ownership shall be determined, as provided in Section 13(d) of the Securities Exchange Act of 1934 and regulations of the Securities and Exchange Commission under such section.

    A. Compensation. Consultant shall receive the following compensation for his availability and services hereunder:

    1. Simultaneously with and as consideration for the execution and delivery of this Agreement, the Company is
    (i) making a one-time payment to Consultant of $100,000 cash and
    (ii) transferring and assigning to Consultant the Jeep Grand Cherokee owned by the Company that has been made available previously for Consultant's use. All costs of insuring, maintaining and operating that vehicle will be at the Consultant's expense.

    1. The Company shall pay to Consultant fees of $100,000 per year. This amount shall be paid biweekly in arrears.
    If at any time the total number of shares of the Company's common stock sold by Consultant and his wife on or after the date of this Agreement exceeds 100,000, then the compensation due Consultant under this Section 4(a) shall be reduced by the amount of all proceeds received by Consultant or his wife from the sale of such shares in excess of 100,000 (net of all sales commissions and other selling expenses). Such reduction shall be effected by withholding any payments until the total amount withheld equals such excess proceeds. If more shares are then sold, further compensation will be withheld on each occasion in the same manner. However, under no circumstances will Consultant be required to return any compensation already paid to him.

    1. Throughout the term of this Agreement, Consultant will continue to receive health, dental and vision insurance as is generally made available by the Company to its employees, at no expense to Consultant. This insurance shall cover both Consultant and his wife. If Consultant dies, his wife will still be entitled as a third-party beneficiary to receive such health insurance through the fourth anniversary of the date of this Agreement.

    1. The Company shall reimburse Consultant for all expenses reasonably incurred by the Consultant in performing his duties under this Agreement, as such duties are approved by the Company's Chief Executive Officer.

    A.                Confidential Information.  Consultant
    acknowledges that the trade secrets, know-how and proprietary processes of the Company and its confidential business plans, strategies, concepts, prospects and financial data (collectively, "confidential information") are valuable, unique assets of the Company. Consultant shall not, during or after the term of this Agreement, disclose any of the confidential information (unless already generally known to and available for use by the public other than as a result of a violation by Consultant of this Section 6 or as required by law) to any person or entity for any purpose, nor shall Consultant use or permit the use of any confidential information except, in either case, as is required for Consultant to perform his duties under this Agreement.

    A.                Covenants Not to Compete or Interfere.

    1. Scope. In view of the unique and valuable consulting services that Consultant has been retained to render to the Company and Consultant's current and future knowledge of the customers, trade secrets and other proprietary information relating to the business of the Company and its customers and suppliers, Consultant agrees that during the term of this Agreement and for one year thereafter, he will not Participate In (as defined below) the business of electronic contract manufacturing.

    1.                     Definition.  For purposes of this
    Section 6, "Participate In"means "directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, own, manage, operate, control, lend money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, Consultant, agent, independent contractor or otherwise with, or acquiesce in the use of his name in." Notwithstanding the foregoing, Consultant shall not be deemed to Participate In a business merely because he owns less than 5% of the outstanding stock of a corporation (measured in voting power or equity), if, at the time of its acquisition by Consultant, such stock is listed on a national securities exchange or is reported on NASDAQ. In addition, Consultant's ownership of stock of the Company will not violate this Section 6. If any restriction contained in this Section 6 is deemed to be invalid, illegal or unenforceable by reason of its duration, geographical scope or otherwise, then such provision shall be deemed reduced in extent, duration, geographical scope or otherwise by the minimum reduction necessary to cause the restriction to be enforceable.

    1.                     Noninterference.  During the period
    specified in Section 6(a) of this Agreement, Consultant shall not
    (i) directly or indirectly cause or attempt to cause any employee of the Company to leave the employ of the Company, (ii) in any way interfere with the relationship between the Company and any employee, customer or supplier, (iii) directly or indirectly hire any employee of the Company to work for any organization of which Consultant is an officer, director, employee, Consultant, independent contractor or owner of an equity or other financial interest, or (iv) interfere or attempt to interfere with any transaction in which the Company was involved during the term of this Agreement or his employment.

    A.                Intellectual Property.

    1.                     Consultant agrees to assign to the
    Company, or to any person or entity designated by the Company, the entire right, title and interest of the Consultant in and to all inventions, ideas, discoveries and improvements (collectively, "Inventions"), whether patented or unpatented, and material subject to copyright, made or conceived by the Consultant, solely or jointly, that arise out of or are related to research conducted by, for or under the direction of the Company, or that relate to methods, apparatuses, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company at the time of such Invention. Consultant further acknowledges that all copyrightable materials developed or produced by Consultant within the scope of his employment by the Company constitute works made for hire.

    1. Consultant shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any such inventions, ideas, discoveries and improvements described in paragraph 7(a) above.

    A. Injunctive Relief. Upon an actual or threatened breach by Consultant of Section 5, 6 or 7 of this Agreement, the Company shall be entitled to an injunction restraining Consultant from such breach. Nothing in this Agreement shall limit the Company's ability to obtain any other remedies, including damages for such actual or threatened breach.

    A. Waiver of Breach. A waiver by the Company of a breach of any provision of this Agreement by Consultant shall not be construed as a waiver of any breach of another provision or subsequent breach of the same provision.

    A.                Severability.  The invalidity or
    unenforceability in any application of any provision in this Agreement will not affect the validity or enforceability of any other provision or of such provision in any other application.

    A. Notices. All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if and when delivered personally by hand, sent by telecopy at the appropriate number indicated below with electronic confirmation of receipt, or mailed by first class mail, postage prepaid, addressed as follows:

    a.                     If to the Company:

                           Electronic Fab Technology Corp.
                           7251 West Fourth Street
                           Greeley, Colorado 80634-9763
                           Facsimile No. (303) 893-5009

            with a copy to:

                           Holme Roberts & Owen LLC
                           1700 Lincoln
                           Suite 4200
                           Denver, Colorado 80203
                           Attn:  John F. Knoeckel, Esq.
                           Facsimile No. (303) 866-0200

    a.                     If to Consultant:

                           Gerald J. Reid
                           2150 Reservoir Road
                           Greeley, Colorado  80631

    or to such other address or telecopy number as either party may designate by notice pursuant to this Section 11.

    A. Governing Law. This Agreement shall be governed by Colorado law.

    A. Assignment. The Company may assign its rights and delegate its obligations under this Agreement to any affiliate of the Company or to any acquirer of substantially all of the business of the Company whether through merger, purchase of assets, purchase of stock or otherwise. Otherwise, neither party may assign any rights or delegate any duties under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, and permitted successors and assigns.

    A. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by the parties, written or oral, that relate to the subject matter of this Agreement.
    In particular, the parties hereby terminate Consultant's Employment Agreement with the Company dated as of February 28, 1994, and Consultant shall not be entitled to any severance or other payments or benefits, and shall have no obligations, under such terminated agreement. Consultant hereby resigns all positions he may hold with the Company other than his membership on the Board of Directors, his position as Chairman of the Board and the position as outside consultant described in Section 2.

    A. Amendments. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the party sought to be charged with the amendment or waiver.

            Executed as of the date set forth on page 1.

                                ELECTRONIC FAB TECHNOLOGY CORP.



    By    Stuart W. Fuhlendorf





          Gerald J. Reid
          Gerald J. Reid